Exhibit 99.1

Trinity Capital Inc. Reports Second Quarter 2022 Financial Results

PHOENIX, (August 4, 2022 /PRNewswire/) -- Trinity Capital Inc. (Nasdaq: TRIN) (“Trinity Capital” or the “Company”), a leading provider of financing solutions to growth stage companies, today announced its financial results for the quarter ended June 30, 2022.

Second Quarter 2022 Highlights

●Total investment income of $33.5 million, an increase of 71.8% year-over-year
●Net investment income (“NII”) of $15.7 million, or $0.51 per share, an increase of 55.4% year-over-year
●Aggregate debt and equity investment commitments of $302.3 million during Q2 2022
●Total gross investments funded of $193.8 million, comprised of $117.0 million across 11 new portfolio companies and $76.8 million across 17 existing portfolio companies
●Unscheduled early principal repayments of $16.8 million
●Investment portfolio of $1.05 billion at fair value, an increase of 75.8% from Q2 2021
●13.5% Return on Average Equity “ROAE” (NII/Average Equity)
●5.9% Return on Average Assets “ROAA” (NII/Average Assets)
●Net asset value (“NAV”) per share decreased to $14.62 from $15.15 on March 31, 2022
●Declared a distribution of $0.57 per share, consisting of a regular dividend of $0.42 per share for the second quarter, an increase of 5.0% from Q1 2022, and a supplemental cash dividend of $0.15 per share

Year-to-Date 2022 Highlights

●Total investment income of $65.3 million, an increase of 77.4% year-over-year
●Net investment income of $31.3 million, or $1.07 per share, an increase of 80.9% year-over-year
●Total gross investments funded of $416.3 million, an increase of 98.7% year-over-year

“Trinity generated $132 million of net portfolio growth at fair value in the second quarter, with our investment portfolio surpassing $1 billion for the first time — a major milestone for our company,” said Steven Brown, Chairman and Chief Executive Officer of Trinity Capital. “We have built a brand and business that is well positioned to capitalize on the increasing market demand for debt and equipment financing solutions to growth stage companies. We have a disciplined strategy in place and a tenured leadership team that can manage our business through changing economic conditions. Our performance this quarter demonstrates that we are achieving our vision of building one of the world’s best lending platforms.”

Kyle Brown, President and Chief Investment Officer of Trinity Capital, added, "We are capitalizing on market conditions while taking a judicious approach towards investment decisions. Our fundamentals are as strong as ever and we are focused on executing on a strategy that is versatile in an evolving financial landscape. We have strong momentum heading into the second half of the year and look forward to driving long-term value for our shareholders.”

Second Quarter 2022 Operating Results

For the quarter ended June 30, 2022, total investment income was $33.5 million compared to $19.5 million for the quarter ended June 30, 2021. This increase is primarily attributable to the larger portfolio of earning assets year-over-year.

Effective yield on the average debt investments was 13.8% and 15.9% for the periods ended June 30, 2022 and 2021, respectively. The lower effective yields in the current quarter are attributed to the significantly lower early repayments compared to the second quarter of 2021. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events and may fluctuate quarter-to-quarter depending on the amount of prepayment activity.

Total expenses, excluding interest expense, for the second quarter of 2022 were $10.0 million compared to $5.0 million during the second quarter of 2021. The increase was primarily attributable to increased employee headcount, higher stock-based compensation, higher variable compensation and higher professional fees. Interest expense for the second quarter of 2022 was $7.8 million compared to $4.4 million during the second quarter of 2021 attributed to the higher debt outstanding under the bonds issued in August and December 2021 and higher borrowings under our credit facility.

Net investment income (“NII”) was approximately $15.7 million, or $0.51 per share for the second quarter of 2022, compared to $10.1 million or $0.38 per share for the second quarter of 2021. The 55.4% increase in NII year-over-year is primarily attributable to the higher investment income on the larger investment portfolio offset by higher interest and operating expenses.

Second quarter 2022 net realized loss from investments was approximately $9.6 million, primarily related to the loss on a legacy loan to one portfolio company, compared to a net realized gain of $2.0 million during the second quarter of 2021.

Net unrealized depreciation was $13.8 million during the second quarter of 2022, compared to net unrealized appreciation of $12.6 million during the second quarter of 2021. The unrealized depreciation was related to valuation adjustments of $24.3 million primarily due to three underperforming credits and mark-to-market adjustments in connection with general market volatility offset by the reversal of $10.5 million of previously recorded unrealized depreciation to realized losses and investment income.

Second quarter 2022 net decrease in net assets resulting from operations was $7.7 million, or $0.25 per share. This compares to a net increase in net assets resulting from operations of $24.7 million, or $0.93 per share, for the second quarter of 2021. Net assets resulting from operations per share during the second quarter of 2022 reflects realized and unrealized depreciation during the period as well as Trinity's larger weighted average share count for the quarter, primarily reflecting approximately 3.3 million shares issued in connection with a follow-on offering completed in April 2022 and restricted stock awards issued under our long-term stock incentive plan.

Net Asset Value

As of June 30, 2022, NAV per share decreased to $14.62, compared to $15.15 on March 31, 2022. The decrease in NAV was primarily driven by the Company’s net loss for the quarter, dividend distributions and the impact of additional shares issued during the quarter offset by the accretive issuance of our common stock. Total net assets at the end of the second quarter of 2022 were $458.3 million, compared to $424.0 million at the end of Q1 2022. The increase in total net assets was attributable to the net issuance of common stock for $59.9 million, offset by the net loss for the quarter and dividend distributions.

Portfolio and Investment Activity

As of June 30, 2022, Trinity Capital’s investment portfolio had an aggregate fair value of approximately $1.05 billion and was comprised of approximately $769.7 million in secured loans, $224.9 million in equipment financings and $56.5 million in equity and equity-related investments, including warrants across 108 portfolio companies.

During the second quarter, the Company originated $302.3 million of total new commitments. Second quarter investments funded totaled approximately $193.8 million, which was comprised of $117.0 million of investments in 11 new portfolio companies and approximately $76.8 million of investments in 17 existing portfolio companies. The Company continues to shift its portfolio to floating rate loans with approximately 64.4% of its debt portfolio at floating rates as of June 30, 2022, compared to 59.6% as of March 31, 2022.

Proceeds received from repayments of the Company's debt investments during the second quarter totaled approximately $44.4 million, which included $16.8 million from early debt repayments. The portfolio increased by $145.5 million or approximately 15.8% on a cost basis, and by $131.7 million or approximately 14.3% at fair value as compared to March 31, 2022.

As of June 30, 2022, loans to three portfolio companies and an equipment financing to one portfolio company were on non-accrual status with a total fair value of approximately $5.9 million, or 0.6% of the fair value of the Company’s debt investment portfolio.

The following table shows the distribution of the Company’s loan and equipment financing investments on the 1 to 5 investment risk rating scale at fair value as of June 30, 2022 and December 31, 2021 (dollars in thousands):

		June 30, 2022		December 31, 2021
Investment Risk Rating		Investments at	Percentage of	Investments at	Percentage of
Scale Range	Designation	Fair Value	Total Portfolio	Fair Value	Total Portfolio
4.0 - 5.0	Very Strong Performance	$62,719	6.3%	$84,785	11.5%
3.0 - 3.9	Strong Performance	382,593	38.5%	236,466	32.1%
2.0 - 2.9	Performing	529,285	53.2%	396,846	53.9%
1.6 - 1.9	Watch	18,706	1.9%	13,427	1.9%
1.0 - 1.5	Default/Workout	1,290	0.1%	4,444	0.6%
Total		$994,593	100.0%	$735,968	100.0%

As of June 30, 2022 and December 31, 2021, the Company’s debt investments had a weighted average risk rating score of 3.0 for each period.

Notes Offering

Subsequent to quarter end, in July 2022, the Company closed an underwritten public offering of an additional $50.0 million in aggregate principal amount of 7.00% notes due 2025 (the "Notes") and the underwriters subsequently exercised their option to purchase an additional $7.5 million of the Notes. The Notes were issued at 99.52% of the principal amount per note and are traded on the Nasdaq Global Select Market under the trading symbol “TRINL”.

Liquidity and Capital Resources

As of June 30, 2022, the Company had approximately $93.2 million in available liquidity, including $13.2 million in cash and cash equivalents. At the end of the period, the Company had $80.0 million in available borrowing capacity under its credit facility subject to existing terms, advance rates and regulatory and covenant requirements.

As of June 30, 2022, Trinity's leverage or debt-to-equity ratio was approximately 130% as compared to 120% as of March 31, 2022. The increase in the leverage ratio was attributable to borrowings under the Company’s credit facility.

Distributions

On June 15, 2022, the Company’s Board of Directors declared a cash dividend of $0.57 per share with respect to the quarter ended June 30, 2022, which was paid on July 15, 2022, to shareholders of record as of June 30, 2022, consisting of a regular quarterly dividend of $0.42 per share and a supplemental cash dividend of $0.15 per share. The Company’s Board of Directors previously expressed the intent to declare equal supplemental cash dividends of $0.15 per share in the third and fourth quarters of 2022 for a total supplemental cash dividends equal to $0.60 per share in 2022, subject to Board of Director approval each quarter.

Conference Call

Trinity Capital will hold a conference call to discuss its second quarter 2022 financial results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Thursday, August 4, 2022.

To listen to the call, please dial (866) 342-8591, or (203) 518-9713 internationally, and reference Conference ID: TRINQ222 if asked, approximately 10 minutes prior to the start of the call.

A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (800) 388-6509 or (402) 220-1111.

About Trinity Capital Inc.

Trinity Capital (Nasdaq: TRIN), an internally managed specialty lending company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, is a leading provider of debt, including loans and equipment financing, to growth stage companies, including venture-backed companies and companies with institutional equity investors. Trinity's investment objective is to generate current income and, to a lesser extent, capital appreciation through investments consisting primarily of term loans and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. Trinity believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties, including the impact of the COVID 19 pandemic on the economy, financial markets, our business, our portfolio companies and our industry. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission ("SEC"). The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company's financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in the Company's filings with the SEC, including in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recently filed annual report on Form 10-K and subsequent SEC filings.

Contact

Vibhor Garg
Director, Marketing
Trinity Capital, Inc.
vgarg@trincapinvestment.com

TRINITY CAPITAL INC.

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share data)

	June 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Investments at fair value:
Control investments (cost of $36,704 and $38,994, respectively)	$24,788	$32,214
Affiliate investments (cost of $29,604 and $41,609, respectively)	23,837	32,192
Non-control / Non-affiliate investments (cost of $1,000,290 and $717,253, respectively)	1,002,449	809,064
Total investments (cost of $1,066,598 and $797,856, respectively)	1,051,074	873,470
Cash and cash equivalents	13,226	31,685
Restricted cash	—	15,057
Interest receivable	8,600	5,551
Deferred credit facility costs	2,848	2,308
Other assets	14,432	9,047
Total assets	$1,090,180	$937,118

LIABILITIES
KeyBank Credit Facility	$220,000	$81,000
August 2026 Notes, net of $2,391 and $2,679, respectively, of unamortized deferred financing costs	122,609	122,321
2025 Notes, net of $3,021 and $3,616, respectively, of unamortized deferred financing costs	121,979	121,384
December 2026 Notes, net of $1,661 and $1,842, respectively, of unamortized deferred financing costs	73,339	73,158
Convertible Notes, net of $2,201 and $2,515, respectively, of unamortized deferred financing costs and discount	47,799	47,485
Credit Suisse Credit Facility	—	10,000
Distribution payable	17,873	9,803
Security deposits	12,515	10,840
Accounts payable, accrued expenses and other liabilities	15,724	14,594
Total liabilities	631,838	490,585

Commitments and contingencies (Note 6)

NET ASSETS
Common stock, $0.001 par value per share (200,000,000 authorized, 31,355,832 and 27,229,541 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively)	31	27
Paid-in capital in excess of par	430,464	368,609
Distributable earnings/(accumulated loss)	27,847	77,897
Total net assets	458,342	446,533
Total liabilities and net assets	$1,090,180	$937,118
NET ASSET VALUE PER SHARE	$14.62	$16.40

TRINITY CAPITAL INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
INVESTMENT INCOME:
Interest income:
Control investments	$1,365	$1,266	$2,738	$2,572
Affiliate investments	433	443	862	882
Non-Control / Non-Affiliate investments	30,713	16,405	57,317	31,004
Total interest income	32,511	18,114	60,917	34,458
Fee income:
Non-Control / Non-Affiliate investments	947	1,362	4,386	2,337
Total fee income	947	1,362	4,386	2,337
Total investment income	33,458	19,476	65,303	36,795

EXPENSES:
Interest expense and other debt financing costs	7,761	4,425	14,559	9,041
Compensation and benefits	6,877	3,370	13,331	7,366
Professional fees	891	570	1,723	1,216
General and administrative	1,558	1,031	3,035	1,780
Total expenses	17,087	9,396	32,648	19,403

NET INVESTMENT INCOME (LOSS) BEFORE TAXES	16,371	10,080	32,655	17,392

Excise tax expense	657	—	1,331	58

NET INVESTMENT INCOME	15,714	10,080	31,324	17,334

NET REALIZED GAIN/(LOSS) FROM INVESTMENTS:
Control investments	(228)	—	(228)	—
Affiliate investments	(9,633)	1,491	(9,633)	—
Non-Control / Non-Affiliate investments	244	504	52,888	4,590
Net realized gain/(loss) from investments	(9,617)	1,995	43,027	4,590

NET CHANGE IN UNREALIZED APPRECIATION/(DEPRECIATION) FROM INVESTMENTS:
Control investments	(804)	(4,530)	(5,136)	(12,084)
Affiliate investments	6,913	(1,892)	3,650	(8,204)
Non-Control / Non-Affiliate investments	(19,929)	19,052	(89,652)	48,394
Net change in unrealized appreciation/(depreciation) from investments	(13,820)	12,630	(91,138)	28,106

NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(7,723)	$24,705	$(16,787)	$50,030

NET INVESTMENT INCOME PER SHARE - BASIC	$0.51	$0.38	$1.07	$0.69
NET INVESTMENT INCOME PER SHARE - DILUTED(1)	$0.48	0.38	$1.02	$0.69

NET CHANGE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - BASIC & DILUTED	$(0.25)	$0.93	$(0.58)	$2.00

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC & DILUTED	30,955,022	26,478,747	29,188,790	25,024,925